HEI Exhibit 10.1

RESOLUTION OF THE COMPENSATION COMMITTEE OF THE BOARD

OF DIRECTORS OF HAWAIIAN ELECTRIC INDUSTRIES, INC.

Re: Adoption of Amendment No. 1 to January 1, 2009 Restatement

of the Executive Death Benefit Plan

WHEREAS, Hawaiian Electric Industries, Inc. (“HEI”) has established and maintains the Executive Death Benefit Plan of Hawaiian Electric Industries, Inc. and Participating Subsidiaries (the “Plan”), an unfunded welfare benefit plan providing death benefits for a select group of management employees; and

WHEREAS, the Plan may be amended by the Compensation Committee of the Board of Directors of Hawaiian Electric Industries, Inc. (“Compensation Committee”), provided that no amendment may reduce Participants’ vested benefits; and

WHEREAS, in the opinion of consultants to the Compensation Committee, the benefits provided under the Plan are not consistent with benefits generally offered in HEI’s industry; and

WHEREAS, the Compensation Committee therefore wishes to close participation in the Plan to individuals not already Participants by the date of adoption of this Amendment No. 1 and to freeze the benefits of Participants who are employees as of such date;

NOW, THEREFORE, BE IT RESOLVED, that the Plan is hereby amended as follows.

1. Section 3.1. Section 3.1 of the Plan is amended in its entirety as follows:

3.1 Becoming a Participant. To become a Participant in the Plan, a person must:

a.	Be employed by a Participating Employer in an Eligible Position on or after the effective date of this Plan but before September 10, 2009; and

b.	Be designated as a Participant in writing before September 10, 2009 by the Committee or by a member of the Committee to whom the Committee has delegated the authority to designate Participants.

2. Section 4.1. Section 4.1 of the Plan is amended in its entirety as follows:

4.1 Preretirement, Postretirement and Disability Death Benefits. A Participant who is employed in, who retired from, or who terminated employment due to Disability from, an Eligible Position, shall receive the following benefits:

a.

If the Participant dies while actively employed, the Participant’s Beneficiary shall receive a lump sum death benefit equal to (i) two times the Participant’s Salary at the earlier of the date of his or her death and September 9, 2009, (ii) divided by one minus the highest marginal rate of federal income tax imposed on benefits of this type as of the date of the Participant’s death. For purposes of this Plan,

“actively employed” means carried as an employee on the payroll records of a Participating Employer

b.	If the Participant dies after he or she Retires, the Participant’s Beneficiary shall receive a lump sum death benefit equal to (i) one times the Participant’s Salary at the earlier of the date of his or her Retirement and September 9, 2009, (ii) divided by one minus the highest marginal rate of federal income tax imposed on benefits of this type as of the date of the Participant’s death.

c.	If the Participant incurs a Disability, then:

i.	If the Participant dies while still Disabled and before attaining age 65, the Participant’s Beneficiary shall receive a lump sum death benefit equal to (i) two times the Participant’s Salary at the earlier of the date he or she became Disabled and September 9, 2009, (ii) divided by one minus the highest marginal rate of federal income tax imposed on benefits of this type as of the date of the Participant’s death.

ii.	If the Participant continues to be Disabled until the time he or she attains age 65, then upon the Participant’s death after such time the Participant’s Beneficiary shall receive a lump sum death benefit equal to (i) one times the Participant’s Salary at the earlier of the date he or she became Disabled and September 9, 2009, (ii) divided by one minus the highest marginal rate of federal income tax imposed on benefits of this type as of the date of the Participant’s death.

3. Section 2.1. A new Section 2.1 is added to the Plan, and the remaining provisions of the Plan are appropriately renumbered. New Section 2.1 shall be as follows:

2.1 “Administrator” means the plan administrator. The Administrator shall be Hawaiian Electric Industries, Inc. (“HEI”), or such person to whom the authority of plan administrator is delegated by HEI.

4. Section 2.3. Section 2.3 of the Plan, which defines, “Committee”, is deleted from the Plan, and the provisions of the Plan are appropriately renumbered. Wherever the term, “Committee”, appears in the Plan, it shall be replaced by the term, “Administrator”.

5. Construction. The overarching purposes of this Amendment No. 1 are to close participation in the Plan to any individual who was not already a Participant in the Plan by September 9, 2009 and to foreclose any increase after such date in the benefits of Participants who were then carried as employees on the payroll records of the Participating Employers owing to increases in Salary. In addition, Amendment No. 1 is intended to redefine the plan administrator for the Plan as HEI. The Plan and this Amendment No. 1 shall be interpreted and administered consistently with the foregoing purposes.

6. Supersession. This Amendment No. 1 shall supersede the provisions of the Plan to the extent inconsistent with this Amendment.

7. All capitalized terms in this Amendment No. 1 have the meanings given to them by the Plan. Except as modified herein, all the terms and provisions of the Plan, as amended, shall continue in full force and effect.

I certify that the foregoing resolutions were duly adopted by the Compensation Committee of the Board of Directors of Hawaiian Electric Industries, Inc. by written consent effective September 11, 2009.

By	/s/ Patricia U. Wong
Its Secretary